SUB-ITEM 77Q3



DUE TO THE RESTRICTIONS IN THE FORMAT OF FORM N-SAR TO ALLOW REPORTING OF INFORMATION FOR MULTIPLE CLASSES OF SHARES, THIS EXHIBIT PROVIDES CLASS LEVEL INFORMATION FOR ITEMS 74U AND 74V.

FOR PERIOD ENDING 10/31/2002
FILE NUMBER 811-1424
SERIES NO.: 2



74U.  1.  Number of shares outstanding (000's Omitted)
          Class A Shares        394,113
      2. Number of shares outstanding of a second class of open-end company shares (000's Omitted)
          Class B Shares         38,222
          Class C Shares         11,274
          Class R Shares             13
          Institutional Class     6,669

74V.  1.  Net asset value per share (to nearest cent)
          Class A Shares          $17.20
      2. Net asset value per share of a second class of open-end company shares (to nearest cent)
          Class B Shares          $16.36
          Class C Shares          $16.36
          Class R Shares          $17.26
          Institutional Class     $18.40